Exhibit 10.70

EXECUTION VERSION

June 30, 2008
CONFIDENTIAL
VIA FEDERAL EXPRESS AND ELECTRONIC MAIL
Security Life of Denver Insurance Company
Security Life of Denver International Limited
ING America Insurance Holdings, Inc.
ING North America Insurance Corporation
Attention: David S. Pendergrass
5780 Powers Ferry Road NW
Atlanta, Georgia 30327
     Re:      Ballantyne Re Reinsurance Transaction
Ladies and Gentlemen:
     This letter (this “Letter”) sets forth the right of Scottish Re Group Limited and each subsidiary of Scottish Re Group Limited that is a party hereto (collectively, “Scottish Re”), and each of the companies set forth as an addressee of this Letter (collectively, “ING”) with respect to a recapture, effective June 30, 2008, from Ballantyne Re plc (“Ballantyne”) of a pro-rata portion of the business ceded by Scottish Re (U.S.), Inc. (“SRUS”) to Ballantyne pursuant to that certain Indemnity Reinsurance Agreement, effective as of April 1, 2006, entered into by and between SRUS and Ballantyne (the “Ballantyne Reinsurance Agreement”) as well as the other matters included herein.
     Reference also is made to that certain letter, dated March 31, 2008, by and among Scottish Re and ING (the “ March 31 LOI”). The parties hereto desire to amend the March 31 LOI in the manner set forth in Section 2 of this Letter.
1.	June 30th Recapture.
(a)	In accordance with Section 4.2(c) of the Coinsurance Agreement effective April 1, 2006, as amended and restated effective March 31, 2008 (the “SLD Coinsurance Agreement”), by and among Security Life of Denver Insurance Company (“SLD”) and SRUS, SLD hereby irrevocably consents to the voluntary recapture, effective as of June 30, 2008, of a pro rata portion of the liabilities (other than liabilities attributable to claims pending as of June 30, 2008 and claims incurred but not reported as of June 30, 2008) under the Defined Block Business (as defined in the

Ballantyne Reinsurance Agreement) arising under the policies that are included in the Defined Block Business (the “June 30th Ballantyne Recapture” and the portion of the business so recaptured, the “June 30th Ballantyne Recaptured Business”). Scottish Re shall ensure that June 30th Excess Reserves (as defined below) (measured as of June 30, 2008) do not exceed $200,000,000.
(b)	Pursuant to the Ballantyne Reinsurance Agreement, in consideration for the June 30th Ballantyne Recapture, Ballantyne has the obligation to pay to SRUS, in accordance with Section 10.5.1 of the Ballantyne Reinsurance Agreement, an amount equal to the sum of (i) 92.5% of the Economic Reserves attributable to the June 30th Ballantyne Recaptured Business, less (ii) the Loss Carryforward Balance, less (iii) the Recapture Fee (the “June 30th Ballantyne Recapture Consideration”). SRUS shall withdraw the June 30th Ballantyne Recapture Consideration from the Reinsurance Trust Account and deposit such amount into the SRUS Account (as defined in the Ballantyne Reinsurance Agreement).

(c)	Immediately following the consummation of the June 30th Ballantyne Recapture, subject to the limitations described in this Letter, Scottish Re and ING shall execute the following transactions (collectively, the “June 30th Recapture and Reinsurance Transactions” and together with the June 30th Ballantyne Recapture, the “June 30th Recapture”) effective as of June 30, 2008, which transactions shall occur effectively simultaneously but in the following sequence:
(i)	SLD shall recapture from SRUS the same percentage of the Reinsured Liabilities (as defined in the SLD Coinsurance Agreement) as the percentage of the Defined Block Business recaptured by SRUS in the June 30 Ballantyne Recapture (the “June 30th SLD Recaptured Business”) pursuant to a recapture agreement and an amendment to the SLD Coinsurance Agreement in exchange for consideration from SRUS to SLD in an amount equal to the economic reserves (measured as of June 30, 2008) associated with the June 30th SLD Recaptured Business as determined in accordance with the methodology used by SLD and Scottish Re to determine the portion of the U.S. statutory reserves associated with the business ceded by SLD to Security Life of Denver International Ltd. (“SLDI”) that SLD maintains in the segregated account (the “ING Re Segregated Account”) SLD established pursuant to Section 5.25 of the APA (as defined below) (the economic reserves associated with the June 30th SLD Recaptured Business, as so calculated, the “June 30th SLD Economic Reserves”). The June 30th SLD Economic Reserves shall be withdrawn from the SRUS Account and deposited and maintained in the ING Re Segregated Account on a modified coinsurance and/or funds withheld coinsurance basis. The assets constituting the June 30th SLD Economic Reserves to be transferred to the ING Re Segregated Account shall be reasonably acceptable to SLD. With respect to the excess, if any, of the June 30th Ballantyne Recapture Consideration over the June 30th SLD Economic Reserves (the “June 30th Excess Ballantyne Recapture Consideration”), SRUS shall transfer such excess from the SRUS Account as follows: (i) SRUS shall remit 50% of the June 30th Excess Ballantyne Recapture Consideration to Ballantyne Re, as a consent fee, for deposit into the economic reserve subaccount of the Reinsurance Trust Account and (ii) SRUS shall be entitled to deposit the remainder of the June 30th Excess Ballantyne Recapture Consideration in any account of SRUS it so chooses and shall be entitled to retain and apply such amount as it elects in its sole discretion. For purposes of this Letter, “APA” means the Asset Purchase Agreement, dated as of October 17, 2004, by and among Scottish Re Group Limited, SRUS, SLD, SLDI and Scottish Re Life (Bermuda) Limited (“SRLB”);

(ii)	SLD shall cede the June 30th SLD Recaptured Business to SLDI pursuant to amendments to (a) the Second Amendment and Restatement (Effective December 31, 2004) to the Reinsurance Agreement (Effective July 1, 2001) (Agreement Number 0900 2774) and (b) the Second Amendment and Restatement (Effective December 31, 2004) to the Reinsurance Agreement (Effective July 1, 2001) (Agreement Number 0900 2962), each entered into by and between SLD and SLDI, and in accordance with the security arrangements described below;

(iii)	SLDI shall have the right, but not the obligation, to cede the June 30th SLD Recaptured Business to SRLB in accordance with amendments to the Coinsurance/Modified Coinsurance Agreement (Treaty Number 5040) and the Coinsurance Funds Withheld Agreement (Treaty Number 5041); and

(iv)	SRLB shall cede the June 30th SLD Recaptured Business to (i) Scottish Annuity & Life Insurance Company (Cayman) Ltd. or Scottish Re (Dublin) Limited (“SR Dublin”) or (ii) with the consent of ING (such consent not to be unreasonably withheld), any other affiliate of SRLB.
(d)	SLDI shall provide or cause the provision of one or more letters of credit in order to provide SLD with statutory financial statement credit for the excess of the U.S. statutory reserves associated with the June 30th SLD Recaptured Business over the June 30th SLD Economic Reserves (the “June 30th Excess Reserves”) (such letters of credit, the “June 30th Letters of Credit”). Scottish Re shall bear the costs of the June 30th Letters of Credit by paying to SLD a facility fee based on the face amount of the

June 30th Letters of Credit outstanding as of the end of the preceding calendar quarter (the “June 30th Recapture Covered Amount”) equal to 0.85% for calendar year 2008, 1.05% for calendar year 2009 and 1.25% for all calendar years thereafter (calculated on a per annum basis) multiplied by the June 30th Recapture Covered Amount (the “June 30 LOC Fee”). If a definitive and binding agreement for the ING Business Transaction (as defined in the March 31 LOI) is not executed on or before December 31, 2008, Scottish Re agrees that as of January 1, 2009, the applicable rate then in effect for the June 30 LOC Fee and for each calendar year thereafter shall be increased to 1.75% (the “Step-Up June 30 LOC Rate”). If a definitive and binding agreement for the ING Business Transaction is executed on or before December 31, 2008 but the ING Business Transaction is not consummated on or before April 30, 2009, Scottish Re agrees that as of May 1, 2009, the June 30 LOC Fee then in effect and for all periods thereafter shall be calculated based on the Step-Up June 30 Rate.

(e)	Notwithstanding anything to the contrary in this Section 1, if (i) ING reasonably believes (based upon an adverse change in SRUS’ condition following the execution of this Letter, taking into account the financial and other information concerning SRUS disclosed or made available to ING prior to the execution of this Letter) that, after giving effect to the June 30th Recapture, (A) SRUS is likely to be declared insolvent by SRUS’ domiciliary insurance regulator, (B) a conservation, liquidation, rehabilitation, reorganization or similar proceeding is likely to be commenced against SRUS by its domiciliary insurance regulator, or (C) SRUS is likely to lose its accreditation as a reinsurer in New York or Colorado, in each case at any time prior to the date that is two (2) months following the date on which SLD is required to file its next statutory financial statement or (ii) the New York Insurance Department or the Colorado Insurance Division informs ING that the accredited reinsurer status of SRUS will be revoked or the Delaware Insurance Department informs ING that it will declare SRUS insolvent or will commence a conservation, liquidation, rehabilitation, reorganization or similar proceeding against SRUS, then ING shall be entitled, upon written notice to SRUS, to revoke its consent to the June 30 Recapture.

(f)	The parties hereto acknowledge and agree that SRUS intends to report late reported policies to Ballantyne (as addressed in Section 7.5 of the Ballantyne Reinsurance Agreement) after giving effect to the June 30th Ballantyne Recapture, and accordingly no portion of such late reported policies will be recaptured pursuant to the June 30th Ballantyne Recapture, but SLD will recapture from SRUS a portion of such policies, and such portion will be reinsured, both as described in clauses (i) through (iv) of Section 1(c) of this Letter.

(g)	For the avoidance of doubt, except as specifically provided herein the terms and conditions of the March 31 LOI shall not apply to the June 30th Recapture.
2.	Amendments to March 31 LOI. The parties to the March 31 LOI (including without limitation SR Dublin) hereby agree to amend the March 31 LOI as set forth in this Section 2.
(a)	Section 1(d) of the March 31 LOI is hereby amended by deleting clause (C) thereto in its entirety, and the existing clauses (D) and (E) of Section 1(d) of the March 31 LOI are hereby re-designated as clauses (C) and (D), respectively, of Section 1(d).

(b)	Section 3 (“Assignment and Assumption Transaction”) of the March 31 LOI is hereby amended and restated in its entirety as follows:
(a)	The parties agree promptly to effect, following the completion of the first Recapture and Reinsurance Transaction, an assignment from SRUS to SLD, and the assumption by SLD, of all of SRUS’ rights and obligations under the Ballantyne Reinsurance Agreement, the Reinsurance Trust Agreement (as defined in the Ballantyne Reinsurance Agreement), with the effect that SLD shall be substituted for SRUS, in SRUS’ name, place and stead, as the ceding company under the Ballantyne Reinsurance Agreement and as the beneficiary of the Reinsurance Trust Account so as to effect a novation of the Ballantyne Reinsurance Agreement, such that SRUS is fully and finally released of all of its liabilities and obligations under such agreements, the SLD Coinsurance Agreement and the Control Agreement (as defined in the Ballantyne Reinsurance Agreement) (the “Assignment and Assumption Transaction”). In furtherance of the foregoing, Scottish Re and ING shall negotiate definitive documentation and use their respective reasonable best efforts to obtain all necessary regulatory, shareholder and third party consents and approvals in order to enter into the Assignment and Assumption Transaction with an effective date not later than June 30, 2008.

(b)	ING and Scottish Re hereby agree that the terms of the Assignment and Assumption Transaction shall provide that SLD shall have the right to recapture from Ballantyne, at any time and from time to time, a pro-rata portion of the business reinsured by Ballantyne, but only to the extent that SLD determines, acting reasonably and in good faith, that it is reasonably likely that, in the absence of such a recapture, the Security Balance as of any date of determination will not exceed the Required Balance (both as defined in the Ballantyne Reinsurance Agreement) as of such date. If SLD recaptures business from Ballantyne Re as described in the immediately preceding sentence and cedes such business to SLDI (i) SLDI shall have the right, but not the obligation, to retrocede such business to SRLB or to another affiliate of Scottish Re selected by Scottish Re and reasonably acceptable to SLDI on an economic basis consistent with the treatment of the cessions by SLDI in the Recapture and Reinsurance Transactions effected pursuant to this Letter, (ii) SLD shall use the recapture payment it receives from Ballantyne to fund the ING Re Segregated Account for the economic reserves required to be held therein (and Scottish Re shall not be required to reimburse SLD for the amount of such deposit), and (iii) if the amount of the recapture payment SLD receives from Ballantyne exceeds the amount needed to fund the ING Re Segregated Account with respect to the recaptured business, SLD and SRUS shall cause the excess to be deposited into a trust account reasonably satisfactory to SLD and SRUS (except that SRUS or an affiliate it selects shall be the grantor of such trust) and treated in the same manner as the Excess Ballantyne Recapture Consideration as described in the third sentence of Section 1(b)(i) of this Letter. In such case Scottish Re shall bear the costs of any letters of credit obtained by SLDI to support the business so recaptured in accordance with this Section 3(b) (such letters of credit, the “Post-Assignment Letters of Credit”) by paying to SLD a facility fee based on the face amount of the Post-Assignment Letters of Credit outstanding as of the end of the preceding calendar quarter (the “Post-Assignment LOC Covered Amount”) equal to 0.85% for calendar year 2008, 1.05% for calendar year 2009 and 1.25% for all calendar years thereafter (calculated on a per annum basis) multiplied by the Post-Assignment LOC Covered Amount. For greater certainty, Scottish Re’s obligation to pre-fund letter of credit fees as set forth in Section 1(c) of this Letter, and Scottish Re’s obligation to pay stepped-up letter of credit fees as set forth in Section 1(d) of this Letter, shall not apply to the Post-Assignment Letters of Credit.

(c)	ING further agrees to indemnify Scottish Re, in accordance with the indemnification procedures set forth in the APA, for any Losses (as defined in the APA) incurred by Scottish Re as a result of any breach or asserted breach or violation or asserted violation of any representation, warranty or covenant or other promise or obligation of Scottish Re made to Ambac UK, Assured UK or any other party (other than ING) in connection with the Ballantyne Purchaser Facility (as defined in the SLD Coinsurance Agreement), if and to the extent that such Loss arises out of ING’s breach of any of its covenants, promises or obligations set forth in the Ballantyne Reinsurance Agreement, the Reinsurance Trust Agreement or any other agreement entered into by ING in connection with the Assignment and Assumption Transaction (in each case taking into account any amendments to such agreements entered into as a result of the Assignment and Assumption Transaction).
(d)	Scottish Re hereby acknowledges and agrees that, notwithstanding the consummation of the Assignment and Assumption Transaction in accordance with this Section 3, Scottish Re shall continue to administer the business ceded to Ballantyne in accordance with the terms of the Administrative Services Agreement (as defined in the APA), except that the Administrative Services Agreement shall be amended concurrently with the consummation of the Assignment and Assumption Transaction as may be reasonably necessary in order to take into account the effects of the Assignment and Assumption Transaction.
(c)	Except as amended by this Letter, the March 31 LOI remains in full force and effect, without modification or amendment.
3.	Taxes. Scottish Re shall indemnify ING for any and all Losses related to Taxes (as defined in the APA) imposed upon ING resulting from the transactions contemplated under this Letter, but excluding Losses related to any Taxes (a) resulting from income generated by ING as a result of the transactions contemplated by this Letter, (b) imposed by a foreign governmental authority or foreign Tax Authority (as defined in the APA) or (c) resulting from any actions of ING other than actions taken in accordance with and pursuant to the definitive agreements executed and performed in connection with the transactions contemplated by this Letter; provided, however, that such indemnification shall be subject to Section 9.1(d) and (f) and Section 10.3 of the APA.

4.	Attorney’s Fees. Scottish Re shall reimburse ING for, or pay on ING’s behalf, reasonable actual attorneys’ fees and disbursements incurred in connection with the negotiation, preparation, execution and delivery of this Letter and the transaction documents contemplated by Section 1 of this Letter (without duplication of attorney’s fees payable under the March 31 LOI) provided that such fees and disbursements shall be aggregated with those subject to Section 8 of the March 31 LOI in applying the $1 million limitation set forth therein.

5.	Conditions to Closing. The closing of the transactions contemplated by Section 1 of this Letter under the definitive agreements contemplated thereby will be conditioned on the receipt of all required governmental, regulatory, shareholder and material third-party consents and the approvals set forth in Section 9 of this Letter. The conditions to the closing of the transactions contemplated by the March 31 LOI shall be as set forth in the March 31 LOI.

6.	Confidentiality. The parties here acknowledge and agree that this Letter and the transactions contemplated hereby shall be subject to the Confidentiality Agreement, dated as of December 21, 2007, by and among Scottish Re Group

Limited and ING America Holdings Inc. (the “Confidentiality Agreement”). Notwithstanding the foregoing or anything in this Letter or the Confidentiality Agreement to the contrary, the parties acknowledge and agree that disclosure of any of the terms of, or the existence of, this Letter may be made as is necessary or advisable in communications or filings made with auditors retained by either party, any state or governmental insurance regulators (whether domestic or foreign), or the party’s rating agencies, or as may be necessary or advisable under federal or state securities laws.
7.	Publicity. The parties shall mutually agree upon the form and content of any public statement that may be made with respect to this Letter or the transactions contemplated hereby and, except as required by law or regulation, no such public statement shall be made unless mutually agreed upon by the parties hereto. The parties agree that statements made by either party to its respective ratings agencies, state or other governmental regulatory authority (including on Form 10-K filed with the Securities and Exchange Commission), holders of a controlling interest in the ownership of such party, or any third-party subject to a confidentiality agreement with the party making such public statement will not be deemed a public statement for purposes of this Letter. For greater certainty, the parties hereto shall be entitled to disclose this Letter and the transactions contemplated hereby to their respective rating agencies and on Form 10-K filed with the Securities and Exchange Commission to the extent required. Any public or private statement by any party with respect to the terms of this Letter or the transactions contemplated hereby shall be accurate, complete and not misleading, and any material misstatement or omission with respect thereto shall be promptly corrected by the appropriate party. No party shall refer to any other party or any of its affiliates in any of its advertising or promotional material without the consent of such other party.

8.	Good Faith. Following the signing of this Letter, each of the parties to this Letter shall promptly enter into good faith negotiations to prepare and execute definitive agreements as soon as practicable with respect to, and when required by, the transactions contemplated herein. The parties shall use their reasonable best efforts to have the definitive agreements drafted in substantially final form on or before thirty (30) days from the date of execution of this Letter. The definitive agreements will include the terms described in this Letter and such other representations, warranties, covenants, indemnities, conditions and other terms as are appropriate and agreed to by the parties hereto.

9.	Consents and Approvals. Commencing upon signing of this Letter, Scottish Re and ING will use all commercially reasonable efforts, and will cooperate with each other in good faith, to cause Scottish Re and ING to obtain all governmental, regulatory and third party consents and approvals necessary for the consummation of the transactions contemplated herein on an expedited basis.

10.	Remedies. Each party to this Letter understands and agrees that the breach or non-fulfillment of any of the covenants, agreements or promises under this Letter of such party would irreparably injure the other party to this Letter (the “Non-Breaching Party”), that money damages would not be a sufficient remedy for any such breach or non-fulfillment, and that, in addition to the Non-Breaching Party’s remedies available at law for losses, claims, damages, liabilities or expenses suffered or incurred in connection with such breach or non-fulfillment, or in equity, the Non-Breaching Party will be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such non-fulfillment or breach.
11.	Assignment; Binding Effect. This Letter may not be assigned by either ING or Scottish Re without the prior written consent of the other. This Letter shall be binding upon and inure to the benefit of Scottish Re and ING and their respective successors and permitted assigns and shall be enforceable in accordance with its terms against Scottish Re and ING and their respective successors and permitted assigns.

12.	Governing Law. This Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

13.	No Third-Party Beneficiaries. No person other than the parties to this Letter, their successors and permitted assigns, is intended to be a beneficiary of this Letter.

14.	Amendment. This Letter shall not be amended except by a written instrument executed by the parties hereto.

15.	Entire Understanding. This Letter and the Confidentiality Agreement set forth the entire understanding of the parties with respect to the matters addressed herein.

16.	Counterparts. This Letter may be executed in counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument.

17.	Obligations of SR Dublin. SR Dublin shall be liable pursuant to the terms of this Letter only in respect of those obligations that are explicitly assumed by it hereunder (including obligations relating to the March 31 LOI) and shall not be liable for obligations described as those of Scottish Re (as such term is defined in the opening paragraph of this Letter).
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     Please confirm your agreement to the foregoing by signing in the space provided below and returning to Scottish Re a copy hereof, whereupon this Letter shall constitute a binding agreement between the parties hereto.
Yours sincerely,
SCOTTISH RE GROUP LIMITED
By:
Name:
Title:
ACCEPTED AND AGREED:
ING NORTH AMERICA INSURANCE CORPORATION
By:
Name:
Title:
ING AMERICA INSURANCE HOLDINGS, INC.
By:
Name:
Title:
SECURITY LIFE OF DENVER INSURANCE COMPANY
By:
Name:
Title:
SECURITY LIFE OF DENVER INTERNATIONAL LTD.
By:
Name:
Title:

SCOTTISH RE (U.S.), INC.
By:
Name:
Title:
SCOTTISH RE LIFE (BERMUDA) LIMITED
By:
Name:
Title:
SCOTTISH RE (DUBLIN) LIMITED
By:
Name:
Title:
SCOTTISH ANNUITY & LIFE INSURANCE COMPANY (CAYMAN) LTD.
By:
Name:
Title:

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